BELLA VIAGGIO, INC.
CODE OF CONDUCT

Introduction

This Code of Conduct (this “Code”)1 is applicable to the (1) President and Chief Executive Officer, (2) Chief Financial Officer, (3) Chief Accounting Officer or Controller and (4) other persons performing similar functions (collectively, the “Covered Executives”) of Bella Viaggio, Inc. (“BVIG”). As used in this Code, “we”, “our”, “us” or “BVIG” means, Bella Viaggio, Inc. and “you” means a Covered Executive. The Covered Executives hold an important and elevated role in corporate governance, and are uniquely positioned and empowered to ensure that BVIG’s and interests are appropriately balanced, protected and preserved. BVIG’s Board of Directors (the “Board”) has adopted this Code to deter wrongdoing and to promote honest and ethical conduct, proper disclosure of financial information in BVIG’s periodic reports and compliance with applicable laws, rules and regulations by BVIG’s senior officers who have financial responsibilities.

General obligations

In performing your duties, we expect you to:

* Conduct yourself honestly and ethically, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. Refrain from using your position for personal gain or competing directly or indirectly with BVIG.

* Provide, or cause to be provided, full, fair, accurate, timely and understandable disclosures in (i) reports and documents that we file with the Securities and Exchange Commission (the “SEC”) and (ii) in other public communications made by us.

* Comply, and encourage others reporting to you to comply, in all material respects with all applicable rules and regulations of federal, state and local governments, the SEC and other appropriate private and public regulatory agencies.

* Comply, and encourage others reporting to you to comply, with this Code and all other codes of business conduct or ethics adopted by us from time to time.

* Promptly report, and encourage others reporting to you to report, any known waiver or violation of this Code to Ronald Davis or a member of the Board.

1 This Code is specifically intended to meet the requirements of Section 406 of the Sarbanes-Oxley Act of 2002 (including any amendments).

Waivers from or Changes to the Code

The Board will have the sole and absolute discretionary authority to approve any changes to this Code and any waivers from this Code. Any waiver from this Code, including an implicit waiver, for a Covered Executive will be promptly disclosed on a Form 8-K or any other means approved by the SEC. Such disclosure will include the nature of the waiver, the name of the Covered Executive to whom the Board granted the waiver and the date of the waiver. Any change to this Code will be promptly disclosed as required by law or regulation of the SEC.